Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A of Fidelity School Street Trust: Fidelity Intermediate Municipal Income Fund of our report dated February 12, 2010; and Fidelity Strategic Income Fund of our report dated February 23, 2010 on the financial statements and financial highlights included in the December 31, 2009 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
February 23, 2010